CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     We hereby consent to the use in this registration statements on form SB-2 of our report dated January 26, 2001 related to the financial statements of Lexon, Inc. and to the reference to our firm under the caption "Experts" in the prospectus.


/s/ Tullius Taylor Sartain & Sartain
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Tullius Taylor Sartain & Sartain
Tulsa, Oklahoma

August 14, 2001